Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-163126 on Form S-4 of (1) our report dated February 20, 2009 (April 28, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 1, 7, 12, and 19, and the retroactive effect of the new measurement of segment income and reconciliation to pretax income as disclosed in Notes 3 and 22), relating to the consolidated financial statements and financial statement schedule of Bristol-Myers Squibb Company and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132 (R), effective December 31, 2006) and (2) our report dated February 20, 2009 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on April 28, 2009, incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “BMS Selected Historical Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 10, 2009